Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

Re:         Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Athersys, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-1 on the date hereof, as amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale by the selling stockholders named in the Registration Statement under the caption “Selling Stockholders” of up to 76,249,080 shares of common stock, par value $0.001 per share, of the Company, consisting of (i) 56,249,080 shares of the Company’s common stock (the “Inducement Warrant Shares”) that are issuable upon the exercise of warrants to purchase shares of common stock at an exercise price of $0.01 per share (the “Inducement Warrants”) issued by the Company to the selling stockholders in a private placement of the Inducement Warrants which closed in October 2023 pursuant to a letter agreement dated October 11, 2023 (the “Inducement Letter”), and (ii) 20,000,000 shares of the Company’s common stock (the “October 30, 2023 Warrant Shares”) that are issuable upon exercise of certain warrants (the “October 30, 2023 Warrants”) to purchase shares of common stock at an exercise price of $0.01 per share issued by the Company on October 30, 2023 in a transaction pursuant to an offer letter dated October 30, 2023 (the “Letter Agreement”).

In connection with this opinion letter, we have examined and relied upon the Registration Statement, the Company’s certificate of incorporation (as amended), and the Company’s bylaws, each as currently in effect, a certificate of good standing, issued by the Delaware Secretary of State as of a recent date, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates, and other documents submitted to us; (ii) the legal capacity, competency, and authority of all individuals executing documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates, and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates, and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic, or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution, and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; and (vii) that the statements contained in the certificates and comparable documents of public officials, officers, and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States, the laws of the State of New York, and the General Corporation Law of the State of Delaware as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

1.

Assuming the Inducement Warrants have been issued in accordance with the terms of the Inducement Letter and delivered against payment therefor in accordance with the Inducement Letter, the Inducement Warrant Shares, when issued and paid for upon the exercise of the Inducement Warrants in accordance with their terms and the terms of the Inducement Letter, will be validly issued, fully paid, and nonassessable.

2.

Assuming the October 30, 2023 Warrants have been issued in accordance with the terms of the Letter Agreement and delivered against payment therefor in accordance with the Letter Agreement, the October 30, 2023 Warrant Shares, when issued and paid for upon the exercise of the October 30, 2023 Warrants in accordance with their terms and the terms of the Letter Agreement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to being named under the caption “Legal Matters” contained therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP